CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Dunham Funds and to the use of our report dated January 4, 2010 on the financial statements and financial highlights of Dunham Corporate/Government Bond Fund, Dunham High-Yield Bond Fund, Dunham Monthly Distribution Fund, Dunham Appreciation & Income Fund, Dunham Large Cap Value Fund, Dunham Real Estate Stock Fund, Dunham International Stock Fund, Dunham Small Cap Value Fund, Dunham Large Cap Growth Fund, Dunham Small Cap Growth Fund and Dunham Emerging Markets Stock Fund, each a series of shares of beneficial interest of the Dunham Funds. Such financial statements and financial highlights appear in the Dunham Funds’ 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 8, 2010